Exhibit 99.1

For information, contact:

Media - Susan P. Moore (713) 652-4645

Investors - Douglas J. Pike (713) 309-7141

Lyondell Board of Directors Elects Dan F. Smith Chairman,
and Travis Engen, Lead Director

HOUSTON (April 26, 2007) - Lyondell Chemical Company (NYSE:LYO) today announced that its Board of Directors has elected Lyondell President and CEO Dan F. Smith to the additional position of Chairman. The appointment will be effective on May 3, 2007 at the conclusion of the company's annual shareholder meeting at which time Lyondell's current Board Chairman, Dr. William T. Butler, will retire from the post he has held since 1997.

In addition, the independent members of Lyondell's Board have elected Travis Engen as independent Lead Director, also effective as of May 3, 2007. Mr. Engen has served as a member of Lyondell's Board since 1995. From 2001 until his retirement in 2006, Mr. Engen was president and CEO of Alcan, Inc.

"These appointments recognize Dan's expertise and also assure the continued independence of the Lyondell Board of Directors and committees, as well as the integrity of our governance processes," said Dr. Butler. "It fills me with great pride to look back on what the company has achieved during the more than 18 years that I have served on the Board, and I am confident that we have in place a strong and capable Board and management team for both today and tomorrow."

The Charter of the Lead Director, which describes the responsibilities of the position, is available on Lyondell's website at http://www.lyondell.com/Lyondell/InvestorRelations/CorporateGovernance/.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, titanium dioxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE. Lyondell operates on five continents and employs nearly 11,000 people worldwide.

SOURCE: Lyondell Chemical Company